PRESS RELEASE

                            SI FINANCIAL GROUP, INC.
                             ANNOUNCES CASH DIVIDEND


         Willimantic, Connecticut; March 16, 2005. The Board of Directors of SI Financial Group, Inc. (the "Company") (Nasdaq/NMS: SIFI) today declared a cash dividend on the Company's outstanding shares of common stock. The dividend of $0.03 per share will be paid on or about April 29, 2005 to stockholders of record as of the close of business on April 8, 2005.

         SI Bancorp, MHC, the Company's mutual holding company parent, intends to file notice with the Office of Thrift Supervision of its intent to waive receipt of the dividend.

         SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company, headquartered in Willimantic, Connecticut.

Contact:   Sandra Mitchell
           (860) 456-6509